EXHIBIT 10.18

Split-Dollar Insurance Agreement

This Agreement is entered into this 20th day of August, 2003, by and between Valley Bank, a Virginia banking corporation (“Valley Bank”) and J. Randy Woodson (“Employee”);

WHEREAS, Employee is employed as Executive Vice President Chief Lending Officer of Valley Bank; and

WHEREAS, Valley Bank desires to provide Employee with an additional incentive and inducement to continue as Valley Bank’s Executive Vice President and Chief Lending Officer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises of the parties set forth herein the parties hereto agree as follows:

1. New York Life and Insurance and Annuity Corporation (“Insurer”) has issued a life insurance policy (Policy Number 56400685) (“Policy”) on the life of Employee. Valley Bank is the sole owner of the Policy and has paid the entire premium on the Policy. Valley Bank is also the direct beneficiary of an amount equal to the death proceeds of the Policy less the Employee Proceeds (as hereinafter defined) (the “Valley Bank Proceeds”). All indebtedness on and any collateral assignment(s) of the Policy will be paid first from the Valley Bank Proceeds. Valley Bank promises that it shall not incur indebtedness on or make any collateral assignments of the Policy which, in the aggregate, exceed the Valley Bank Proceeds.

2. Employee shall have the right to designate and, from time to time, change direct and contingent beneficiaries of the Employee Proceeds and to elect and, from time to time, change a payment plan with respect to the Employee Proceeds. Employee shall have no right to designate or change beneficiaries or payment plans with respect to the Valley Bank Proceeds or to borrow against or assign the death proceeds to the extent of the Valley Bank Proceeds.

3. Valley Bank shall not sell, surrender, change the insured or transfer ownership of the Policy while this Agreement is in effect. This provision, as well as the other provisions of this Agreement restricting the rights of Valley Bank as owner of the Policy, shall have no further force and effect if this Agreement is terminated in accordance with its provisions and shall not restrict the right of Valley Bank to terminate this Agreement as provided herein. Except as expressly limited by this Agreement, Valley Bank shall have all of the rights of the owner of the Policy.

4. Policy dividends shall be applied to purchase paid up additional life insurance protection on the life of the Employee or term insurance on the life of the Employee, as shown in the illustration marked Exhibit A.

5. This Agreement shall terminate automatically upon termination of Employee’s employment with either Valley Bank or Valley Financial Corporation regardless of reason, cause or event except:

(a)	Employee’s death;

(b)	Employee’s Disability (as such term is defined in the Employment Agreement dated as of August 26, 2002, between Valley Financial Corporation and Employee, as the same may be amended from time to time (the “Employment Agreement”));

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(c)	Employee’s Retirement (as such term is defined in the Employment Agreement);

(d)	Employee terminates his employment for Good Reason (as such term is defined in the Employment Agreement) or Employee’s employment is terminated without Cause (as such term is defined in the Employment Agreement) so long as the Employment Agreement is in effect at such time.

6. After termination of this Agreement all rights and benefits of Employee hereunder and under the Policy shall cease automatically.

7. At the death of Employee, the proceeds of the Policy shall be paid in the following order: (a) to Employee’s designated beneficiary or beneficiaries an amount equal to three times the Employee’s base salary during the last full year of Employee’s employment with Valley Bank (“Employee Proceeds”), and (b) the excess of the death proceeds after payment of the Employee Proceeds (the “Valley Bank Proceeds”) to Valley Bank. In the event the total death proceeds are insufficient to pay the Employee Proceeds, Valley Bank agrees to make up and pay the difference to Employee’s designated beneficiary or beneficiaries. Valley Bank agrees to direct the Insurer with respect to the payment of the death proceeds in accordance with this Agreement.

8. The Insurer shall be bound by the provisions of and endorsement on the Policy and shall be discharged from all claims, suits and demands under the Policy and the endorsement if and to the extent the Insurer complies with the same. The Insurer shall in no way be bound by this Agreement except to the extent the provisions of this Agreement are a part of the Policy, including any endorsements.

9. Employee and Valley Bank may amend this Agreement, in whole or part, only by a writing executed by both Employee and Valley Bank.

10. This agreement shall bind and inure to the benefit of the Employer and its successors and assigns; the Employee and his heirs, executors, administrators and assigns; and any Policy beneficiary.

11. The following provisions are part of this agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

(a)	The named fiduciary: Valley Bank.

(b)	The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.

(c)	Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

(d)	For claims procedure purposes, the “Claims Manager” shall be the Human Resources Committee of Valley Bank.

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(1) If for any reason a claim for benefits under this Plan is denied by Valley Bank, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(A) The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(B) The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(2) The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

(3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within 60 days, the claim shall be deemed denied on review.

12. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of Valley Bank. The date of such mailing shall be deemed the date of notice, consent or demand.

13. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Virginia.

IN WITNESS WHEREOF the parties have signed and sealed this agreement, as of the date first above written.

Valley Bank, a Virginia banking corporation

By: /s/ Ellis Gutshall, President
Name and Title of Officer

Attest:

/s/ A. Wayne Lewis
Secretary

/s/ J. Randy Woodson
Witness	(Signature of Employee)

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